Exhibit 4.20

HPT CAPITAL TRUST I

CERTIFICATE OF TRUST

THIS IS TO CERTIFY THAT:

FIRST:  The undersigned trustee hereby forms a business trust pursuant to the laws of the State of Maryland.

SECOND:  The name of the business trust (the “Trust”) is:

HPT Capital Trust I

THIRD:  The address of the Trust’s principal office in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

FOURTH:  The name and business address of the Trust’s resident agent are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

The undersigned, being the sole trustee of the Trust, acknowledges under the penalties of perjury, that to the best of his knowledge and belief, the facts stated herein are true.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned trustee has signed this Certificate of Trust this 24th day of August, 2009.

/s/ Barry M. Portnoy
Barry M. Portnoy